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                                                                   EXHIBIT 10(g)

                                       September 26, 2003




Mr. Alan N. Braverman
9540 Lania Lane
Beverly Hills, CA. 90210

Dear Mr. Braverman:

This letter confirms the terms of your employment by The Walt Disney Company ("Company").

1.       Term

         (a) Subject to your signing and delivering this letter agreement (the "Agreement") to Company as hereinafter provided in paragraph 1(b) hereof, the term of your employment hereunder commences as of October 1, 2003, and expires on September 30, 2008, unless earlier terminated as hereinafter provided (the "term").

         (b) This Agreement constitutes an irrevocable offer of employment to you upon the terms set forth herein only until September 23, 2003; if this Agreement is not executed by you and delivered to Company on or before such date, Company may revoke this offer by written notification to you and will incur no liability whatsoever with respect to such offer and/or revocation thereof. Company's failure to so notify you shall not constitute a waiver of its right to do so at any time prior to your execution of this Agreement.

2.       Salary

         In full consideration for all rights and services provided by you hereunder, you shall receive an initial annualized salary of $750,000, with annual increases, if any, to be at the discretion of Company; provided, however, that notwithstanding the foregoing, you shall be entitled to terminate this Agreement for Good Reason (as defined in paragraph 13 hereof) in the event that your annual salary is not increased by at least $50,000 within three years of the effective date hereof. Salary payments shall be made in equal installments in accordance with Company's then prevailing payroll policy.



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3.       Bonus

         Bonus compensation, if any, shall be governed by the provisions of Company's 2002 Executive Performance Plan or any successor to such plan established to comply with the provisions of Section 162(m) of the Internal Revenue Code and shall, except as otherwise provided in paragraphs 12 and 14 hereof, be at the sole discretion of Company, except to the extent required in order to comply with Section 162(m) of the Internal Revenue Code (or any successor thereto).

4.       Long-Term Stock-Based Awards

         (a) You are eligible to be considered in the future for awards of stock options or other stock-based compensation of Company. However, notwithstanding any other term or provision hereof, there is no assurance that any future award will be made and the granting of any such award, and the amount thereof, is at the sole discretion of Company.

         (b) In the event that any stock option or stock-based award or awards may be made from time to time consistent with and subject to paragraph 4(a) above, they shall be in addition to any and all stock options previously granted to you by Company, which shall continue to be in effect according to their terms and the provisions of the applicable plans pursuant to which they were granted.

5.       Title

         You are being employed hereunder in the position of Senior Executive Vice President and General Counsel of Company. In such capacity you shall report to the Chief Executive Officer of Company and to the President and Chief Operating Officer of Company.

6.       Duties

         You shall personally and diligently perform, on a full-time and exclusive basis, such services as Company or any of its divisions may reasonably require, which are not inconsistent with your position as Senior Executive Vice President and General Counsel of Company. You shall observe all reasonable rules and regulations adopted by Company in connection with the operation of its business, including but not limited to the standards and policies set forth in "The Walt Disney Company and Associated Companies Standards of Business Conduct" booklet, and carry out to the best of your ability all lawful instructions of Company.

7.       Expenses

         To the extent you incur reasonable business expenses customarily incurred by senior executives of Company (including, without limitation, travel and entertainment) in the course of your employment, you shall be reimbursed for


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         such expenses, subject to Company's then current policies regarding reimbursement of such business expenses for senior executives of Company.

8.       Automobile

         Company will provide an automobile for your use (or an allowance therefor) pursuant to Company's standard policy for senior executives of Company.

9.       Other Benefits

         You shall be entitled to those benefits (including, without limitation, participation in all employee welfare benefit plans and all other perquisites) that are generally made available to the highest levels of senior executives of Company.

10.      Protection of Company's Interests

         (a) During the term of your employment by Company you will not compete in any manner, directly or indirectly, whether as a principal, employee, agent or owner, with Company or any affiliate thereof, except that the foregoing will not prevent you from holding at any time less than 5% of the outstanding capital stock of any company whose stock is publicly traded.

         (b) To the extent permitted by law, all rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you during the term of your employment or resulting from your services shall be deemed to be a work made for hire and shall be the sole and exclusive property of Company. You agree to execute, acknowledge and deliver to Company at Company's request, such further documents as Company finds appropriate to evidence Company's rights in such property. Any confidential and/or proprietary information of Company or any affiliate thereof shall not be used by you or disclosed or made available by you to any person except (i) as required in the course of your employment, or (ii) as required by law or by any administrative equivalent to the judicial subpoena or legal power of compulsion, to respond to any demand for any such confidential and/or proprietary information from any court, governmental entity or governmental agency, provided that if you are so required to respond, you agree to provide Company with prompt notice thereof so that Company may seek a protective order or other appropriate remedy. Upon the expiration or earlier termination of the term of your employment, you shall return to Company all such information that exists in written or other physical form (and all copies thereof) under your control. Without limiting the generality of the foregoing, you acknowledge signing and delivering to Company "The Walt Disney Company and Associated Companies Confidentiality Agreement" and "The Walt Disney Company and Associated Companies Statement of Policy Regarding Conflicts of Interest and Business Ethics and Questionnaire Regarding Compliance," and you agree that all terms and conditions contained therein, and all of your obligations and commitments provided for therein, shall be deemed, and hereby are, incorporated into this

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         Agreement as if set forth in full herein. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

11.      Services Unique

         You recognize that your services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services and the provisions of paragraph 10 hereof), Company shall, in addition to all other remedies available to it, be entitled to equitable relief by way of injunction and any other legal or equitable remedies.

12.      Termination by Company

         (a) Company may terminate your employment hereunder for gross negligence, gross misconduct, willful gross neglect or malfeasance, or, except as permitted by paragraph 13, your unilateral resignation as an employee of Company without the prior written consent of Company, and in any such event all obligations of Company hereunder shall immediately terminate, except for the Company's obligations to pay you all earned but unpaid salary and unconditionally accrued benefits (including, without limitation, outstanding reimbursement for business expenses).

         (b) In the event of your death during the term hereof, this Agreement shall terminate and Company shall, in addition to any other rights or benefits unconditionally vested and accrued on such date, only be obligated to pay your estate or legal representative the amounts specified below in this paragraph 12(b). In the event you are unable to perform the services required of you hereunder as a result of any disability and such disability continues for a period of 180 or more consecutive days or an aggregate of 270 or more days during any 12-month period during the term hereof, then at any time thereafter Company shall have the right, at its option, to terminate your employment hereunder. If this Agreement is terminated by reason of your death or disability pursuant to this paragraph 12(b):

         (i) you or your estate shall be entitled to receive one hundred percent (100%) of your then annual salary (including deferred salary) for an additional 12 months, seventy-five percent (75%) of such salary for 12 months thereafter, and fifty percent (50%) of such salary for the next 12 months (it being understood that the benefits provided by this subparagraph 12(e)(i) are equivalent to, and are being provided in lieu of, any and all benefits under Disney's Family Income Assurance Plan but that, notwithstanding the foregoing, your rights under this subparagraph 12(e)(i) shall be not limited, modified or otherwise affected in any way by any subsequent amendment or other modification of such plan or the termination or elimination thereof);

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         (ii)     in the event of your death or disability after the completion of a fiscal year of Company but before the payment of bonus awards by Company for such year, you or your estate shall receive a bonus for such completed year equal to the Last Completed Year Bonus (as defined below in paragraph 14(a)(v) hereof and determined as provided therein); and

         (iii) you or your estate shall receive a pro rata bonus for the year in which death or termination for disability occurs, based on an assumed bonus for the full year equal to the Average Prior Two Years Bonus (as defined below in paragraph 14(a) hereof); provided, however, that in the event that your death or termination for disability shall occur at a time when the annual bonuses for the prior completed fiscal year of Company have not been paid, then the assumed full-year bonus upon which your pro rata bonus shall be based shall be the Last Completed Year Bonus.

         You or your estate shall also be entitled to other employee welfare benefits in accordance with and subject to the terms of the relevant plans and programs of Company applicable to you at the time of your death or disability. Unless and until so terminated, during any period of disability during which you are unable to perform the services required of you hereunder, your salary hereunder shall be payable to the extent of, and subject to, Company's policies and practices then in effect with regard to sick leave and disability benefits.

         (c) You acknowledge that you have been provided by Company with a copy of Section 508 of the Federal Communications Act of 1934, as amended, relating in part to receiving or paying consideration for product identification in television programs, that you are familiar with the provisions thereof and that you will fully comply therewith during the term of this Agreement. Without limiting the foregoing, however, and whether or not Section 508 is applicable to your activities, you agree that you will not, without Company's prior written consent, accept any compensation or gift, from any person, firm or corporation (other than Company) where such compensation or gift is, or may appear to be, in consideration of your acting in a particular manner in relation to the business of such person, firm or corporation.

13.      Termination by You

         You shall have the right to terminate this Agreement, including your employment under this Agreement, upon at least thirty (30) days' notice to Company given within sixty (60) days following the occurrence of any of the following events without your consent ("Good Reason"), provided that Company shall have twenty (20) days after the date such notice has been given to Company in which to cure the conduct specified in such notice:

         (i) a failure to provide you with the compensation and benefits to which you are entitled under this Agreement, including, specifically but without limitation, (i) any decrease in your salary and (ii) the failure to increase

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                  your salary within three years from the effective date hereof as provided in paragraph 2 hereof;

         (ii) any failure to continue you in your position as provided in paragraph 5 hereof or removal of you from such position;

         (iii) a material diminution in your duties and/or responsibilities under paragraph 6 hereof, the assignment to you of duties and/or responsibilities which are materially inconsistent with such duties and/or responsibilities, or a change in your reporting relationship so that you no longer report as provided in paragraph 5 above; or

         (iv) the relocation of your principal office to a location more than 50 miles from Los Angeles.

         With respect to subparagraph (iii) above, your duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Company is (or substantially all of its assets are) sold to, or is combined with, another entity, provided that (a) you continue to have the same duties and responsibilities and authority with respect to all of the same businesses and operations of Company that you had immediately prior to the time of such sale or combination and (b) you shall continue to report directly to the Chief Executive Officer and President and Chief Operating Officer of the entity that manages all such businesses and operations of Company.

14.      Consequences of Breach by Company

         (a) If this Agreement is terminated pursuant to paragraph 13 hereof, or if Company shall terminate your employment under this Agreement in any way that is a breach of this Agreement, you shall be entitled, subject to the provisions of paragraph 14(b) below, to the following, which you acknowledge to be fair and reasonable, as your sole and exclusive remedy, in lieu of all other remedies at law or in equity, for any such termination:

         (i)      salary through the date of termination;

         (ii) salary for the balance of the originally scheduled term of this Agreement payable in accordance with the original schedule therefor and at the salary rates in effect for the applicable periods;

         (iii) the right to exercise all stock options, whether vested or unvested, in full for the period provided in clause (ii) of the first sentence of the second paragraph of Section 4 of the Rules Relating to Stock Options and Stock Appreciation Rights under Company's Amended and Restated 1995 Stock Incentive Plan (which period is eighteen months), but in all cases not beyond the originally scheduled term of the relevant option;

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         (iv)     the immediate and full vesting of all then outstanding
                  tranches (i.e., outstanding portions of any stock unit award which are scheduled to vest on a particular date) of all stock unit awards granted to you by Company (the "Outstanding Stock Unit Award Tranches"), which shall be paid to you promptly in accordance with the terms thereof;

         (v) in the event of termination of employment after the completion of a fiscal year of Company but before the payment of bonus awards by Company for such year, a bonus for such completed year, equal to the average of the annual bonuses received by you for the last two fiscal years of Company for which you received a bonus prior to such completed year (the "Last Completed Year Bonus"), payable in a single lump sum promptly after your termination, provided that, notwithstanding the foregoing, in the event that (i) Company shall fail to meet the performance target(s) established for such year by Company pursuant to Section 162(m) of the Internal Revenue Code and Company's 2002 Executive Performance Plan and (ii) no bonuses in respect of such year are paid to the executives of Company then subject to Section 162(m) of the Internal Revenue Code, then the Last Completed Year Bonus shall be deemed to be zero and no amount shall be payable to you pursuant to this subparagraph 14(a)(v).

         (vi) a pro rata annual bonus for the year in which termination occurs based on an assumed bonus for the full year equal to the average of the annual bonuses received by you for the last two fiscal years of Company for which you received a bonus (the "Average Prior Two Years Bonus"), payable in a single installment promptly after your termination; provided, however, that, notwithstanding the foregoing, if your employment is terminated at a time before the payment of bonus awards for the prior fiscal year of Company have been made, then the pro rata bonus for the year in which termination occurs shall be based on an assumed bonus equal to the Last Completed Year Bonus rather than the Average Prior Two Years Bonus;

         (vii) any amounts earned, unconditionally accrued or owing to you but not yet paid; and

         (viii) other employee welfare benefits in accordance with applicable plans and programs of Company applicable to you at the time of termination of your employment with Company, it being understood that for the purposes of such plans and programs, all benefits shall be determined on the basis of the actual date of termination of your employment with Company.

(b) If this Agreement is terminated pursuant to paragraph 13 hereof, or if Company terminates your employment hereunder in any way that is a breach of this Agreement, then you shall have no duty under any circumstances to seek other employment (whether or not comparable to your current employment) to obtain compensation that would or could offset any rights conferred upon you or payments made to you pursuant

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to this paragraph 14 or that would or could be available to Company as an offset against its obligations in respect of such rights or payments. Notwithstanding the foregoing, however, Company shall be entitled to make offset(s) against any of its obligation(s) to you under paragraph 14(a) hereof (except as otherwise specified below in this paragraph 14(b)) with respect to any and all income derived by you from the rendering of any services (whether as an employee, consultant or otherwise) at any time after the termination of your employment hereunder through March 31, 2008, whether or not such services are comparable to, or in a form comparable to, your employment hereunder ; provided, however, that notwithstanding the foregoing, such offset shall not apply to: (i) salary paid and/or payable by Company to you pursuant to subparagraph (a)(ii) of this paragraph 14 for periods prior to the later of (x) the end of the fiscal year of Company in which termination of employment has occurred or (y) the end of the six-month period commencing on the date of such termination; (ii) any bonuses paid or payable to you pursuant to subparagraphs (a)(v) or (a)(vi) of this paragraph 14; (iii) income recognized from (x) the exercise of any stock options or portions thereof which are already vested on the date of termination of your employment hereunder or which are scheduled to vest within 90 days of such date or (y) the sale or other disposition of any shares of common stock of Company received upon any exercise of stock options which is covered by the immediately preceding subclause (x) of this clause (iii); (iv) the sum of all Deemed-Earned Stock Unit Amounts (as hereinafter defined); and/or (v) any payments made by Company to you pursuant to subparagraphs a(vii) or a(viii) of this paragraph 14 (any obligations of Company to you arising pursuant to paragraph 14(a) hereof other than those specifically excluded pursuant to the foregoing proviso being hereinafter referred to as "Offsetable Obligations"). For purposes of the foregoing, a "Deemed-Earned Stock Unit Amount" shall mean the amount determined, with respect to each Outstanding Stock Unit Award Tranche, by multiplying such Outstanding Stock Unit Amount Tranche by a fraction, (A)) the numerator of which is the number of days elapsed from the date of grant of the stock unit award of which such Outstanding Stock Unit Award Tranche is a part (the "Award Date") through the date of termination of your employment hereunder and (B) the denominator of which is the total number of days from the Award Date through the originally scheduled vesting date of such Outstanding Stock Unit Award Tranche. All compensation arrangements made by you during the period available for offset by Company hereunder with respect to services provided or to be provided by you during such period of offset shall be generally consistent with industry practices and shall not have the effect of deferring the payment of compensation to you until after the period of offset contemplated hereunder. In order to facilitate any offset by Company pursuant to the foregoing, you agree to provide Company with copies of such tax returns, W-2's or other documentation as Company may reasonably request in writing from time to time so as to calculate the amount of any offsets available to it hereunder and to promptly notify Company of any employment, consulting or other work obtained by you during the offset period and the amount of compensation received or to be received therefor. In the event that any payments are received by you in respect of Offsetable Obligations as to which an amount that is or could be offsetable by Company has not been so offset, either because the availability of such offset was not known at the time of payment (because the offset arose subsequently in respect of income earned by you after the date of such payment (but during the period available for offset)) or because such offset


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was not taken for any other reason, you shall promptly reimburse Company the amount of such offset upon receipt of written demand therefor by Company.

15.      Assignment

         Company may assign this Agreement or all or any part of its rights hereunder to any entity that succeeds to a substantial portion of Company's assets, and this Agreement shall inure to the benefit of such assignee, provided that such successor assumes all of the liabilities and obligations of Company hereunder, either contractually or as matter of law.

16.      Post-Termination Obligations

         After the termination of your employment hereunder for any reason whatsoever you shall not either alone or jointly, with or on behalf of others, either directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of two years following such termination, offer employment to, or solicit the employment or engagement of, or otherwise entice away from the employment of Company or any affiliated entity, either for your own account or for any other person, firm or company, any person (other than your personal assistant) who is employed by Company or any such affiliated entity, whether or not such person would commit any breach of his or her contract of employment by reason of leaving the service of Company or any affiliated entity.

17.      Arbitration

         The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement shall be submitted to final, binding and confidential arbitration before the Judicial Arbitration and Mediation Service ("JAMS"), or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of JAMS' Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS and with one another in selecting an arbitrator from a JAMS' panel of neutrals and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith, and that they will share equally in its costs. The provisions of this paragraph 17 may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered.

         NOTICE: By signing this Agreement you are agreeing to have all disputes, claims or controversies arising out of or relating to this Agreement decided by neutral arbitration, and you are giving up any rights you might possess to have


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         those matters litigated in a court or jury trial. By signing this
         Agreement you are giving up your judicial rights to discovery and appeal except to the extent that they are specifically provided for under this Agreement. If you refuse to submit to arbitration after agreeing to this provision, you may be compelled to arbitrate under federal or state law. Your agreement to this arbitration provision is voluntary. You acknowledge and agree that you have read and understand the foregoing.

18.      Certain Payments

         The parties believe that the payments to you hereunder do not constitute "Excess Parachute Payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Notwithstanding such belief, if any payment or benefit under this Agreement is determined to be an "Excess Parachute Payment" Company shall pay you an additional amount (a "Gross-Up Payment") that is, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, equal to the sum of (a) the excise tax imposed on such Excess Parachute Payments under Section 4999 of the Code (the "Excise Tax") plus (b) any penalty and interest assessments associated with such Excise Tax. Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate amount of any payments made pursuant to this paragraph 18 exceed $2 million.

19.      Entire Agreement; Amendments; Waiver, Etc.

         (a) This Agreement supersedes all prior or contemporaneous agreements and statements of any nature, whether written or oral, concerning the terms of your employment (including, without limitation, any terms relating to the termination of such employment and the consequences thereof and any and all rights conferred upon you pursuant to Section 11 of the Company's 1995 Amended and Restated Stock Incentive Plan, which rights are hereby expressly waived by you), and no amendment or modification of this Agreement shall be binding against Company or you unless set forth in a writing signed by Company and you. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

         (b) Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. Without limiting the generality of the foregoing, in the event any compensation or other monies payable hereunder shall be in excess of the amount permitted by any statute, law, ordinance, regulation or wage guideline which may be in effect at any time or from time to time, payment of the maximum amount then allowed thereby shall constitute full compliance by Company with the payment requirements of this Agreement.


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         (c) Company shall have the right but not the obligation to use your name or likeness for any publicity or advertising purpose, subject to your reasonable approval of any biographical material or photographs.

         (d) This Agreement does not constitute a commitment of Company with regard to your employment, express or implied, other than to the extent expressly provided for herein. Upon termination of this Agreement, it is the contemplation of both parties that your employment with Company shall cease, and that neither Company nor you shall have any obligation to the other with respect to continued employment. In the event that your employment continues for any period of time following the stated expiration date of this Agreement, unless and until agreed to in a new subscribed written document, such employment or any continuation thereof is "at will," and may be terminated without obligation at any time by either party's giving notice to the other. In the event of such termination by Company (i.e., after being continued "at will" following a normal expiration of this Agreement), you shall be entitled to severance benefits consistent with Company's policies for an employee of Company of your seniority and tenure.

         (e) This Agreement shall be governed by and construed in accordance with the laws of the State of California. Employment hereunder is conditioned upon satisfactory proof of your identity and legal ability to work in the United States in accordance with the Immigration Reform and Control Act of 1986.

20.      Notices

         All notices that either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

                  To Company:     500 South Buena Vista Street
                                  Burbank, California 91521
                                  Attn.: President

                  To you: at the address shown for you on the first page hereof.

         Either party may by written notice designate a different address for giving of notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

21.      Indemnification

         Indemnification shall be provided to you pursuant to an agreement substantially equivalent to Company's standard form of indemnification for senior officers, as and when made available to such senior officers in accordance with Company's policies regarding same.


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22.      Headings

         The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

If the foregoing accurately reflects our mutual agreement, please sign where indicated.

                                               THE WALT DISNEY COMPANY



/s/ Alan N. Braverman                          By:  /s/ Robert A. Iger
--------------------------------                    ----------------------------
Alan N. Braverman
                                               Title:  President and Chief
                                                       Operating Officer
                                                       -------------------------
Date:  Sept. 26, 2003
      -------------------------                Date:   Sept. 26, 2003
                                                      --------------------------